Exhibit 8.1



                   SIDLEY AUSTIN LLP    |BEIJING    GENEVA        SAN FRANCISCO
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SIDLEY AUSTIN LLP  NEW YORK, NY  10019  |CHICAGO    LONDON        SINGAPORE
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SIDLEY          |  212 839 5599 FAX     |FRANKFURT  NEW YORK      WASHINGTON, DC
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                                        |FOUNDED 1866




                                                              February 27, 2007



Morgan Stanley ABS Capital I Inc.
1585 Broadway
New York, New York  10036

            Re:  Morgan Stanley ABS Capital I Inc.
                 MSCC HELOC Trust 2007-1
                 HELOC Asset-Backed Notes,
                 Series 2007-1
                 ----------------------------------

Ladies and Gentlemen:

      We have acted as special counsel to Morgan Stanley ABS Capital I Inc. (the "Company") and Morgan Stanley & Co. Incorporated ("MS & Co.") in connection with the issuance of HELOC Asset-Backed Notes, Series 2007-1 (the "Notes"). The Notes represent non-recourse obligations of MSCC HELOC Trust 2007-1, a Delaware statutory trust (the "Trust"), the assets of which will initially include, among other things, a pool of revolving home equity lines of credit and closed end mortgage loans (the "Mortgage Loans") and any accounts held by the Indenture Trustee for the Trust. The Notes are being issued pursuant to an indenture dated as of February 1, 2007 (the "Indenture") between the Trust and Wells Fargo Bank, National Association, as indenture trustee (the "Indenture Trustee") and are secured by the Mortgage Loans and other assets pledged to the Indenture Trustee thereunder. Capitalized terms not otherwise defined herein shall (unless otherwise specifically set forth) have the meanings ascribed to such terms in the Indenture.

      In connection with the issuance of the Notes, Ambac Assurance Corporation (the "Credit Enhancer") has issued an irrevocable and unconditional guaranty insurance policy (the "Policy").

      The Trust is also issuing HELOC Asset-Backed Certificates, Series 2007-1, Class L and Class O, (the "Certificates") pursuant to a trust agreement dated as of February 1, 2007 (the "Trust Agreement") between Wilmington Trust Company, as owner trustee (the "Owner Trustee") and the Company. An affiliate of the Seller and the Company will retain the Certificates. You have requested our opinion as to certain federal income tax consequences of the above-referenced transaction.

      In rendering the following opinions, we have examined (i) the Trust Agreement; (ii) the Indenture, (iii) the forms of the Notes; (iv) the Company's Prospectus dated February 21, 2007 (the "Basic Prospectus") and the related Preliminary Prospectus Supplement, dated February 21, 2007 (the "Preliminary Prospectus Supplement") and the Prospectus Supplement dated February 26, 2007 (the "Prospectus Supplement") relating to the Notes (the Basic Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement, are collectively referred to herein as the "Prospectus") in the form in which they were filed pursuant to Rule 424 of the Securities Act of 1933, as amended. In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. Our opinions are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Documents other than those contained in the Documents and that the issuance of the Notes and the other transactions set forth in or contemplated by the Indenture and the Trust Agreement are not part of another transaction or another series of transactions that would require the Trust, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111, or 6112 of the Internal Revenue Code of 1986, as amended. Furthermore, our opinions are based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

      As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon statements and representations of the responsible officers and other representatives of MS & Co. and of public officials and agencies. We have, for purposes of rendering the opinions, also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Notes and on a representation letter provided to us.

      Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that:

      1. For federal income tax purposes, the Trust will not be classified as an association or a publicly traded partnership taxable as a corporation, or as a taxable mortgage pool within the meaning of section 7701(i) of the Internal Revenue Code of 1986, as amended.

      2. The Notes will be treated as debt for federal income tax purposes.

      The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the corporate documents or the effect of such transactions on MS & Co. or any member of MS & Co.'s consolidated tax group.

      In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Company's registration statement, including this exhibit.



                                             Very truly yours,


                                             /s/ Sidley Austin LLP